Exhibit 3.1

Amendment to Amended and Restated Bylaws of COMFORCE Corporation Effective as of January 1, 2008

Article VI of the Corporation’s Amended and Restated Bylaws is restated in its entirety to read as follows:

ARTICLE VI
SHARES OF CAPITAL STOCK

Section 1 - Shares

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under the Delaware General Corporation Law.  Any shares of the Corporation represented by certificates shall be in such form, consistent with law and the Corporation’s Certificate of Incorporation, as shall be approved by the Board. Such certificates shall be signed by the Chief Executive Officer, the President or any Vice President and by the Secretary or any Assistant Secretary and shall be sealed with the seal of the Corporation.  Such seal may be a facsimile.  Where the certificates are countersigned by a transfer agent and registered by a registrar, the signature of the Chief Executive Officer, the President, any Vice President, the Secretary or any Assistant Secretary upon such certificate may be facsimiles, engraved or printed.  In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer had not ceased to be such on the date of the issue.  The Board of Directors may provide by resolution that some or all of any or all classes and series of shares of capital stock of the Corporation shall be issued in uncertificated form.  Any such resolution shall not apply to shares then represented by a certificate unless such certificate is surrendered to the Corporation.

Section 2 - Transfer of Shares

Transfers of certificated shares of the Corporation shall be made on the books of the Corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunder authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares.  Transfers of uncertificated shares of stock shall be made on the books of the Corporation only by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with customary procedures for transferring shares in uncertificated form.  The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.